EXHIBIT 99.1

Asia Properties Files Lawsuit.

BELLINGHAM, Wash., July 14, 2014 (GLOBE NEWSWIRE) -- Asia Properties, Inc. or "API" (OTC:ASPZ) today announced that it has filed a Complaint against David M. Loflin and James B. Kaufman and their company, Appinero LLC.

The lawsuit was filed in Clark County, Nevada and alleges that the Defendants engaged in an illegal marketing scheme to sell the API Stock in what is commonly referred to as a "Pump and Dump" scheme, whereby the Defendants, and each of them, published information on various social media websites concerning the value of the API Stock, and its potential for an increase in value, with the purpose of enticing members of the public to have a belief that the API Stock was about to experience an increase in value.

Daniel Mckinney, CEO said "these "Wolves of Wall Street' hijacked our stock, ran a "Pump and Dump" scheme via chat rooms such a iHub and other social media networks, then dumped all their shares and crashed our stock."

The Company has filed a copy of the complaint in a Form 8-K with the Securities and Exchange Commission.

About Asia Properties, Inc.: is a Nevada corporation and trades on the OTC Pink under the symbol "ASPZ." There are currently 41,921,362 fully diluted shares. The transfer agent is Transfer Online, Inc. of Portland, Oregon. Please visit our website: www.asiaprop.com.

This press release contains forward-looking statements based on management's expectations and beliefs, and may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

CONTACT: Investor Relations:
         Dennis Burns
         Tel: 567-237-4132
         nvestrain@gmail.com